Exhibit 99.2

PRESS RELEASE

Quality Stores, Inc. Files Voluntary Chapter 11
Petition Under U.S. Bankruptcy Code

    MUSKEGON, MI—November 1, 2001.  Quality Stores announced today that it has commenced voluntary reorganization proceedings under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Michigan. The Company intends to continue to maintain its business and operations.

    Quality Stores intends to focus its operations on a core group of 178 stores and two distribution centers focused on markets in the eastern U.S., historically its strong markets. The Company anticipates that its cash collateral and cash flow from operations moving into its strongest selling season will provide adequate liquidity. "Quality Stores has made considerable progress in reducing its costs and streamlining its operations. A voluntary Chapter 11 petition provides us a process and framework within which we can continue to address the significant issues facing the Company," said Peter Fitzsimmons, Quality Stores' Chief Executive Officer.

    On October 20, 2001, Quality Stores announced that a group of three bondholders filed an involuntary bankruptcy petition demanding payment for certain debt obligations. The Company also previously announced its intent to close a total of 133 stores and two distribution centers. "We acknowledge the hard work an dedication of all of our employees and regret the impact our decision will have on those who have worked loyally in our western markets," said Bill Waack, the Company's President and Chief Operating Officer.

    Quality Stores, Inc., operating stores under the names of Quality Farm & Fleet, Quality Farm & Country, County Post and Central Tractor Farm & Country, is a specialty retailer targeting the ranch, farm, and "ruralpolitan" customer.

    Stores feature an assortment of over 25,000 products from more than 1,200 vendors. Product categories include Agriculture, Animal Health, Feeds, Pet, Truck & Trailer, Home Improvement, Hardware, Electrical, Plumbing, Lawn & Garden, Energy, and Clothing.

Contact:
Quality Stores, Inc.
Ted G. Britton—Vice-President, Human Resources and Administration
ted.britton@qff.com
231-799-4218

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    This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. Our ability to achieve operating goals could be adversely affected by: general economic conditions, competitive activity in the markets in which we operate, increases in product costs, interest rate fluctuations, our ability to obtain sales growth, and other factors not specifically identified. The Company assumes no obligation to update the information contained herein.

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